[Exhibit 80]

                            August 1, 1997




Mr. Rand Araskog
Chairman
ITT Sheraton Corporation
c/o ITT Corporation
1330 Avenue of the Americas
New York, New York 10019

     Re: The Desert Inn Resort & Casino

Gentlemen:

     The following is a summary of the basic business terms upon which Davis Gaming, L.L.C., or an entity affiliated with Marvin Davis ("Davis"), and a wholly-owned subsidiary ("ITT Subsidiary") of ITT Sheraton Corporation will form a Nevada limited liability company (the "Owner Venture") to be owned 50/50 by each of Davis and ITT Subsidiary to purchase and own certain property currently owned by Sheraton Desert Inn Corporation and its affiliates (the "Current Owner") located in Las Vegas, Nevada, and commonly known as The Desert Inn Resort & Casino (the "Property").

     1. Description of the Property. The Property will include: (a) a hotel containing (i) approximately 700 rooms, (ii) an approximately 30,000 square foot gaming area, (iii) approximately 30,000 square feet of meeting space, (iv) 4 restaurants and (v) an approximately 500 seat showroom; (b) an 18 hole championship golf course, including a clubhouse and other golf course-related assets; (c) 4 tennis courts;
(d) a European style spa and fitness center; (e) a swimming pool; (f) surface and structured parking facilities; and (g) miscellaneous other assets associated with the Property described above.

     The Property will not include (A) any receivables generated by the Property and attributable to the period prior to the Closing Date (as defined below) or (B) any of the cash, or other marketable securities, which constitute the working capital of the Property as of the Closing Date.

     Certain portions of the Property are subject to an ongoing renovation and construction project (the "Renovation Project"). The Current Owner shall continue to complete the Renovation Project in accordance with the existing plans and specifications and at its sole cost and expense. If the renovation and construction has not been completed prior to the "Closing" (as defined below), the Current Owner and ITT shall nevertheless jointly and severally be obligated to pay all costs and expenses of completing the Renovation Project free and clear of all liens.


     2. Formation of the Owner Venture; Capital Contributions.




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Mr. Rand Araskog
August 1, 1997
Page 2

          a. Prior to the execution of the Purchase Agreement (as defined below), Davis and ITT Subsidiary shall form the Owner Venture pursuant to an agreement in form and substance acceptable to both parties in their reasonable discretion (the "Venture Agreement").

          b. Immediately prior to the Closing, each of Davis and ITT Subsidiary shall contribute $100,000,000 in cash to the Owner Venture (the "Initial Capital Contributions"). In addition, the parties shall obtain $100,000,000 of non-recourse acquisition financing for the balance of the "Purchase Price" (as defined below), which financing shall be secured by the Property, on terms and conditions acceptable to the parties in their reasonable discretion; provided that (i) neither Davis, ITT Subsidiary nor any of their respective affiliates shall be required to provide any guaranty with respect to such financing, and (ii) neither Davis nor ITT Subsidiary shall be required to pledge their respective interests in the Owner Venture to secure such financing. It is the intent of the parties that they will agree on the terms and conditions of such non-recourse financing prior to the execution of the Purchase Agreement.

          c. If additional capital is necessary, in the reasonable discretion of ITT Subsidiary or Davis, for emergencies, to preserve or protect the Property or to fund operating shortfalls (such amounts, "Additional Capital Contributions"), ITT Subsidiary or Davis may make a call for such additional amount, and each of ITT Subsidiary and Davis will be required to fund the called amounts 50/50. If either ITT Subsidiary or Davis fails to fund any Additional Capital Contribution, then the other party may elect to fund the full amount of such Additional Capital Contribution and the defaulting party's equity interest in the Owner Venture will be diluted in a manner to be agreed upon, but in any event in an amount which reflects the value of the Additional Capital Contributions. In connection with such dilution, if either ITT Subsidiary's or Davis' interest in the Owner Venture falls below 50% such party shall lose the right to elect one director. It is the intent of the parties that the Owner Venture will attempt to obtain a working capital or "overdraft" line of credit in the amount of $10,000,000 to fund operating shortfalls.

          d. Upon the formation of the Owner Venture and the Land Venture and the execution of the Purchase Agreement and the Vacant Land Purchase Agreement (as defined below), Davis shall deposit $15,000,000 in escrow for the benefit of the Current Owner. The terms of such escrow shall be in form and substance satisfactory to the Current Owner and Davis. In the event that purchase and sale of the Property or the Vacant Land does not occur as a result of a material breach by Davis under the agreement forming the Owner Venture or the Land Venture or a material breach (i) the Owner Venture of the Purchase Agreement caused by Davis or (ii) the Land Venture of the Vacant Land Purchase Agreement caused by Davis, then the Current Owner shall receive such $15,000,000 as liquidated damages. In the event that the purchase and sale of the Property or the Vacant Land does not occur as a result of (x) a material breach by the Current Owner of the Purchase Agreement, (y) a material breach by ITT Subsidiary under the agreement forming the Owner Venture or the Land Venture, or (z) a material breach by (i) the Owner Venture of the Purchase Agreement caused by ITT Subsidiary or (ii) the Land Venture under the Vacant Land Purchase Agreement caused by ITT Subsidiary, then Davis shall be entitled to receive as liquidated damages from the Current Owner or ITT Subsidiary, as applicable, an amount equal to $15,000,000.

          e. Prior to the Closing, Davis shall control all material decisions of the Owner Venture and the Land Venture relating to the Purchase Agreement and the purchase agreement (the "Vacant Land Purchase Agreement") for the Vacant Land (as defined below) and the due diligence, as applicable, to be performed in accordance with the terms hereof.




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Mr. Rand Araskog
August 1, 1997
Page 3

     3. Closing; Purchase Price.

          a. The closing of the purchase of the Property from the Current Owner (the "Closing") shall occur within 10 business days of receipt of all applicable gaming licenses by the Owner Venture, but in no event later than December 31, 1997 (the "Closing Date"). The parties shall use reasonable best efforts to cause the Closing Date to occur at the earliest practicable date.

          b. At the Closing, the Current Owner shall convey and transfer to the Owner Venture, by appropriate deeds, bills of sale and assignments, the Property, together with all personal property, inventory, consumables, plans, specifications and drawings, studies and reports, fixtures, furniture, equipment, permits (to the extent permitted by law), licenses (to the extent permitted by law), tradenames, trademarks (other than intellectual property containing the "Sheraton" trademark and related property), logos (other than intellectual property containing the "Sheraton" logo and related property), franchise rights, copyrights, agreements, warranties, guaranties, leases, and all other property used in connection with the ownership, operation or occupancy of the Property (all of which shall be included within the definition of "Property"), free and clear of all liens, claims, encumbrances and indebtedness, provided, however, that the Property may be conveyed to the Owner Venture encumbered by liens, other than those for the payment of money, which do not have a material affect on the value of the Property or the use of the Property as a first class hotel and casino. At the Closing, the Current Owner shall convey and transfer to the Owner Venture all right, title and interest to the tradename "Desert Inn" and any related trademark and logo.

          c. Concurrently with such transfer, the Owner Venture will pay the purchase price of $300,000,000, plus or minus prorations (the "Purchase Price"), to the Current Owner by wire transfer of immediately available funds.

          d. All items of income and expense, including prepaid income and expenses, shall be prorated as of the Closing Date. The Current Owner shall be responsible to pay for all expenses attributable to the Property and the Vacant Land prior to the Closing Date and shall be entitled to all income attributable to such period.

          e. On the Closing Date, each of Davis and ITT Subsidiary shall contribute to the Owner Venture an additional amount (estimated to be approximately $3,500,000 each) in cash to be used as working capital of the Owner Venture.

     4.  Distributions.

          a. All cash flow of the Owner Venture (including without limitation on account of operations, refinancings or sales) after payment of all operating expenses (including fees and reimbursements under the Management Agreement (as defined below), funding a capital reserve for replacements in an amount of 4% of gross revenues, and debt service under any working capital loan) attributed to the following fiscal years shall be distributed as follows:

               (i) for each of the first three (3) fiscal years of the Owner Venture:

                    (A) First, to the payment of debt service, if any, on up to $100,000,000 principal amount of non-recourse debt financing;




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Mr. Rand Araskog
August 1, 1997
Page 4

                    (B) Second, to the payment of all capital expenditures in excess of capital reserves set forth in approved budgets and necessary to maintain the Property as a first class hotel and casino;

                    (C) Third, to each party funding Additional Capital Contributions, pro rata, until such party has received a 10% per annum simple return on its Adjusted Additional Capital Contributions (as defined below);

                    (D) Fourth, to Davis until Davis has received a 10% per annum simple return on its Adjusted Initial Capital Contribution (as defined below), which amount shall not be cumulative and shall not accrue to the extent not paid in any year;

                    (E) Fifth, to ITT Subsidiary until ITT Subsidiary has received a 10% per annum simple return on its Adjusted Initial Capital Contribution (as defined below), which amount shall not be cumulative and shall not accrue to the extent not paid in any year; and

                    (F) Sixth, pro rata, 50% to Davis and 50% to ITT Subsidiary (to the extent that distributions to such party pursuant to
Section 4a.(i) for such fiscal year and all prior fiscal years of the Owner Venture results in such party having received a 10% per annum simple return on its Adjusted Additional Capital Contributions and its Adjusted Initial Capital Contribution for such fiscal years, any amounts in excess thereof shall be applied first to reduce (for purposes of this Section 4) such party's Additional Capital Contributions and, second, to reduce (for purposes of this Section 4) such party's Initial Capital Contribution).

               (ii) For the fourth fiscal year of the Owner Venture:

                    (A) First, to the payment of debt service, if any, on up to $100,000,000 principal amount of non-recourse debt financing;

                    (B) Second, to the payment of all capital expenditures in excess of capital reserves set forth in approved budgets and necessary to maintain the Property as a first class hotel and casino;

                    (C) Third, to each party funding Additional Capital Contributions, pro rata, until such party has received a 10% per annum simple return on its Adjusted Additional Capital Contributions;

                    (D) Fourth, to Davis until Davis has received a 10% per annum simple return on its Adjusted Initial Capital Contribution, which amount shall not be cumulative and shall not accrue to the extent not paid in any year;

                    (E) Fifth, to ITT Subsidiary until ITT Subsidiary has received a 10% per annum simple return on its Adjusted Initial Capital Contribution, which amount shall not be cumulative and shall not accrue to the extent not paid in any year;

                    (F) Sixth, to ITT Subsidiary or Davis, until the amount received by such party pursuant to Section 4a.(i) and this
Section 4a.(ii) equals the amount received by the other party pursuant to Section 4a.(i) and this Section 4a.(ii); and




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Mr. Rand Araskog
August 1, 1997
Page 5

                    (G) Seventh, pro rata, 50% to Davis and 50% to ITT Subsidiary (to the extent that distributions to such party pursuant to Section 4a.(i) and this Section 4a.(ii) for such fiscal year and all prior fiscal years of the Owner Venture results in such party having received a 10% per annum simple return on its Adjusted Additional Capital Contributions and its Adjusted Initial Capital Contribution for such fiscal years, any amounts in excess thereof shall be applied first to reduce (for purposes of this Section 4) such party's Additional Capital Contributions and, second, to reduce (for purposes of this Section 4) such party's Initial Capital Contribution).

               (iii) For each fiscal year of the Owner Venture after the fourth year thereof:

                    (A) First, to the payment of debt service, if any, on up to $100,000,000 principal amount of non-recourse debt financing;

                    (B) Second, to the payment of all capital expenditures in excess of capital reserves set forth in approved budgets and necessary to maintain the Property as a first class hotel and casino;

                    (C) Third, pro rata, 50% to Davis and 50% to ITT Subsidiary until each has received a 10% per annum simple return on its Adjusted Additional Capital Contributions and its Adjusted Initial Capital Contribution;

                    (D) Fourth, to ITT Subsidiary or Davis, until the amount received by such party pursuant to Section 4a.(i), Section 4a.(ii) and this Section 4a.(iii) equals the amount received by the other party pursuant to Section 4a.(i), Section 4a.(ii) and this
Section 4a.(iii); and

                    (E) Fifth, pro rata, 50% to Davis and 50% to ITT Subsidiary (to the extent that distributions to such party pursuant to Section 4a.(i), Section 4a(ii) and this Section 4a.(iii) for such fiscal year and all prior fiscal years of the Owner Venture results in such party having received a 10% per annum simple return on its Adjusted Additional Capital Contributions and its Adjusted Initial Capital Contributions for such fiscal years, any amounts in excess thereof shall be applied first to reduce (for purposes of this Section
4) such party's Additional Capital Contributions and, second, to reduce (for purposes of this Section 4) such party's Initial Capital Contribution).

For the purposes of this letter, (x) the term "Adjusted Initial Capital Contribution" of either ITT Subsidiary or Davis shall mean the Initial Capital Contribution of ITT Subsidiary or Davis as reduced from time to time pursuant to Section 4a.(i)(F), Section 4a.(ii)(G) and Section 4a.(iii)(E) and (y) the term "Adjusted Additional Capital Contributions" of either ITT Subsidiary or Davis shall mean the sum of all Additional Capital Contributions made by ITT or Davis as reduced from time to time pursuant to Section 4a.(i)(F), Section 4a.(ii)(G) and Section 4a.(iii)(E).

          b. If at the end of the fourth fiscal year of the Owner Venture, Davis has not received a 10% per annum simple return on its Adjusted Initial Capital Contribution with respect to such fourth fiscal year only, then Davis shall have a period of 90 days from the end of such fourth fiscal year in which to elect to "put" its interest in the Owner Venture to ITT Subsidiary for an amount equal to (i) Davis' Initial Capital Contribution and Additional Capital Contributions plus (ii) an amount sufficient to yield Davis a 10% per annum simple return on Davis' Adjusted Initial


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Mr. Rand Araskog
August 1, 1997
Page 6

Capital Contribution and Adjusted Additional Capital Contributions from time to time minus (iii) all distributions Davis has received from the Owner Venture since the Closing Date.

          c. Except as provided herein, neither ITT Subsidiary nor Davis will, directly or indirectly, sell, assign or otherwise transfer any of its interest in the Owner Venture without the consent of the other party except to certain affiliates controlled by (i) ITT or (ii) Marvin Davis, Davis family members or trusts established for the benefit of any of the foregoing. Any such transfer will be void and have no force or effect. Commencing on the tenth anniversary of the Closing Date, and thereafter on an annual basis, either Davis or ITT Subsidiary shall have the right to institute a buy/sell mechanism. The terms of such buy/sell mechanism shall be mutually acceptable to Davis and ITT Subsidiary.

     5.  Management of Owner Venture.

          a. The Owner Venture shall be managed by a Board of Directors consisting of four (4) directors, two (2) of which shall be appointed by ITT Subsidiary and two (2) of which shall be appointed by Davis. Davis shall initially appoint Marvin Davis and Michael C. Colleran to the Board of Directors and ITT Subsidiary shall initially appoint Rand V. Araskog and Robert A. Bowman to the Board of Directors. All decisions of the Owner Venture shall be made by the affirmative vote of not less than three (3) directors. The Board of Directors shall meet once per calendar quarter and may hold such meetings by teleconference.

          b. The ownership of the Owner Venture and the operation of its assets shall be structured in a manner consistent with the economic terms hereof to comply with applicable gaming license regulations and laws of the State of Nevada. The parties will reasonably cooperate to structure the transaction and the Owner Venture, if necessary, to permit the transactions contemplated hereby to occur in accordance with applicable law even though the Owner Venture, its members, or the principals thereof, have not been finally approved for gaming licenses to own the Property. Davis will agree to use reasonable best efforts to obtain all gaming licenses in connection with the transactions contemplated hereby which efforts may include efforts to restructure certain relationships between Davis and its affiliates, if necessary.

     6.  Management of the Property.

          a. Concurrently with the purchase of the Property, the Owner Venture shall enter into a Management Agreement (the "Management Agreement") with an affiliate of ITT (the "Manager") on terms reasonably acceptable to the Owner Venture and ITT Subsidiary pursuant to which the Owner Venture will hire the Manager to manage the day-to-day operations of the Property. Pursuant to the Management Agreement, the Owner Venture shall pay the Manager a fee of three (3%) percent of the gross revenues of the Property. In addition, the Owner Venture shall pay directly, or reimburse the Manager for, all costs and expenses of operating and managing the Property customarily charged to hotels managed by ITT or its affiliates.

          b. The Management Agreement shall be for an initial term of ten (10) years commencing on the Closing Date. The Manager shall also have the option to extend the Management Agreement for one additional ten (10) year term. In addition, the Management Agreement shall provide that it may be terminated upon any sale of the Property or if Davis


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Mr. Rand Araskog
August 1, 1997
Page 7

purchases the interest of ITT Subsidiary in the Owner Venture pursuant to the buy/sell provisions contained in the Venture Agreement (as defined below).

     7.  Development of the Vacant Land.

          a. In addition to the Owner Venture, Davis and ITT Subsidiary will form a Nevada limited liability company (the "Land Venture") to be owned 50/50 by each of Davis and ITT Subsidiary to purchase, own and develop a 34 acre parcel of land (the "Vacant Land") which is adjacent to the Property. Concurrently with the purchase of the Vacant Land by the Land Venture, each of Davis and ITT Subsidiary will contribute $50,000,000 in cash. The Land Venture will purchase from the Current Owner the Vacant Land for a purchase price of $100,000,000 in cash. The closing of the purchase of the Vacant Land shall occur concurrently with the Closing of the purchase of the Property. It is the intention of the parties that the Land Venture shall commence construction of a hotel/casino on the Vacant Land within two (2) years of the Closing Date. The design, theme, budget and financing for the hotel/casino shall be subject to the mutual agreement of ITT Subsidiary and Davis in their reasonable discretion. If substantial development activities with respect to the Vacant Land are not ongoing on the second anniversary of the Closing Date, then at any time until such substantial development activities thereafter commence, Davis shall have the right to "put" its interest in the Land Venture to ITT Subsidiary for a price equal to (i) $60,000,000 plus
(ii) any capital contributed by Davis to fund development activities with respect to the Vacant Land together with a ten percent (10%) per annum simple return thereon minus (iii) and all distributions Davis has received from the Land Venture since the Closing Date. Further, if substantial development activities with respect to the Vacant Land are not ongoing on the second anniversary of the Closing Date, then at any time until such substantial development activities thereafter commence, ITT Subsidiary shall have the right to acquire Davis' interest in the Land Venture for a price equal to (i) $60,000,000 plus
(ii) any capital contributed by Davis to fund development activities with respect to the Vacant Land together with a ten percent (10%) per annum simple return thereon minus (iii) all distributions Davis has received from the Land Venture since the Closing Date.

          b. Prior to commencement of construction of the hotel/casino on the Vacant Land, the Land Venture shall enter into a 20-year management agreement with an affiliate of ITT (the "New Casino Manager") on terms reasonably acceptable to the Land Venture and the New Casino Manager pursuant to which the Land Venture will hire the New Casino Manager to manage and operate, on a day-by-day basis, the hotel/casino to be developed on the Vacant Land. Pursuant to such Management Agreement, the Land Venture shall pay the New Casino Manager three percent (3 %) of gross revenues of such hotel/casino. In addition, the Land Venture shall pay directly, or reimburse the New Casino Manager for, all costs and expenses of operating and managing such hotel/casino customarily charged to hotels managed by ITT or its affiliates.

          c. The Land Venture shall be managed by a Board of Directors consisting of four (4) directors, two (2) of which shall be appointed by ITT Subsidiary and two (2) of which shall be appointed by Davis. Davis shall initially appoint Marvin Davis and Michael C. Colleran to the Board of Directors and ITT Subsidiary shall initially appoint Rand
V. Araskog and Robert A. Bowman to the Board of Directors. All decisions of the Land Venture shall be made by the affirmative vote of not less than three (3) directors. The Board of Directors shall meet once per calendar quarter and may hold such meetings by teleconference.




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Mr. Rand Araskog
August 1, 1997
Page 8

     8.  Due Diligence Period.

          a. Davis shall have until September 1, 1997 (such period being referred to herein as the "Due Diligence Period") in which to perform its due diligence and review of the Property and the Vacant Land. In connection therewith, the Current Owner will make available to Davis and its counsel, consultants, agents and employees, all contracts, agreements, rent rolls, leases, ground leases, lease commitments, management agreements, title information, including title commitments and documents referred to therein, surveys, zoning and permit information, market studies, feasibility studies, capital expenditure and FF&E budgets and history, engineering, soil and environmental studies, architect's and contractor's bids, proposals and agreements, plans, specifications, budgets, income statements and other financial information and data and all other information, documents and instruments which the Current Owner has in its possession or under its control relating to the operation, management, development, marketing and ownership of the Property and the Vacant Land. Davis shall have the right to contact such persons or entities as Davis may reasonably deem appropriate in connection with its due diligence efforts, including government officials and employees, and the Current Owner will cooperate with Davis in arranging interviews and meetings for Davis with any such persons. The Current Owner shall assist and cooperate with Davis as may be reasonably necessary to facilitate Davis' due diligence and review. All due diligence shall be performed at Davis' expense.

          b. Davis' employees, agents, counsel and consultants will also have the right to enter upon the Property and the Vacant Land at reasonable times, upon reasonable notice to the Current Owner, in order to inspect, examine, survey, perform physical and environmental tests and otherwise do whatever Davis reasonably deems necessary or appropriate to verify the accuracy of the information concerning the Property and the Vacant Land previously provided by the Current Owner to Davis and to investigate any other matter which Davis reasonably deems appropriate in order to evaluate the Property and the Vacant
Land. Davis will protect, defend, indemnify and hold ITT and its affiliates harmless from and against any and all liabilities, claims, damages, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) arising out of or in connection with any damage caused by the exercise by Davis or its employees, agents, or contractors of its rights to enter upon the Property and the Vacant Land and inspect, examine, survey and perform physical tests upon same.

     9. Certain Conditions to Closing. Among other standard and customary conditions to closing to be provided for in the Purchase Agreement, the following shall be conditions to the Owner Venture's obligation to close the transaction contemplated hereby:

          a. An ALTA extended coverage title policy (with customary endorsements) naming the Owner Venture as the insured and a current ALTA survey on all real property constituting part of the Property, in form and substance reasonably satisfactory to Davis and its counsel shall be provided by the Current Owner.

          b.   Appropriate   liquor   licenses   and  other   required
non-transferable material licenses (including gaming licenses) shall have been obtained by the Owner Venture.

          c. There shall have been no material casualty which is not repaired and no material condemnation proceedings shall be pending or threatened in writing.

Mr. Rand Araskog
August 1, 1997
Page 9

          d. At Closing, there shall be reasonable and customary levels of inventory (excluding working capital), consumables and furniture, fixtures and equipment.

          e. There shall have been no material adverse change in the operational or financial condition of the Property since the date of the execution of the Purchase Agreement.

     With respect to the acquisition of the Vacant Land, the Land Venture's obligation to close will be subject to conditions comparable to a. and c. above.

     Additionally, the parties shall promptly make all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1975 ("HSR") and the waiting period thereunder shall have passed, without objection, or approval shall have been obtained, to the extent required by law.

     10. Transaction Costs. All HSR filing fees, title insurance premiums, escrow fees, survey costs and transfer, documentary and conveyance fees and taxes shall be paid by the Owner Venture or the Land Venture, as applicable. In the event the transaction contemplated hereby fails to close, each party shall bear its own costs and expenses.

     11. Brokers.

          a. ITT and the Current Owner each represent and warrant to Davis that it has not engaged and has had no dealings with any broker, agent, consultant or finder in connection with the transactions contemplated herein to whom or to which a commission or fee shall be due and payable, other than Goldman Sachs & Co. and Lazard Freres & Co. LLC (which fees shall be paid by ITT), and agrees to indemnify, defend and hold harmless Davis and its partners and the Property and the Vacant Land from all broker's commissions, finder's fees or other fees and commissions due upon the consummation of the transactions contemplated hereby to any broker, agent, consultant or finder claiming to have acted on its behalf.

          b. Davis represents and warrants to ITT and the Current Owner that it has not engaged and has had no dealings with any broker, agent, consultant or finder in connection with the transactions contemplated herein to whom or to which a commission or fee shall be due and payable, and agrees to indemnify, defend and hold harmless ITT and the Current Owner from all broker's commissions, finder's fees or other fees and commissions due upon the consummation of the transactions contemplated hereby to any broker, agent, consultant or finder claiming to have acted on its behalf.

     12. Suspension of Marketing; Operations.

          a. In consideration of the considerable time and expenses being incurred by Davis, including without limitation, lost opportunity costs, as a result of the negotiation and execution of this letter and its due diligence, following the execution of this letter and until the expiration of the Due Diligence Period, ITT and the Current Owner will not sell, enter into any agreement to sell, continue to market, finance or refinance, directly or indirectly, any interest in the Property or the Vacant Land to any party other than Davis, nor solicit offers for the Property or the Vacant Land from any other party, and ITT agrees to promptly notify Davis, in writing, of any offers ITT or the Current Owner receives with respect to the Property or the Vacant Land.

Mr. Rand Araskog
August 1, 1997
Page 10

          b. ITT and the Current Owner will keep Davis fully and timely advised as to all material on- going matters relating to the Property and the Vacant Land. The Current Owner will continue to operate and manage in the ordinary course of business and in a first class manner.

          c. The parties acknowledge that without the posting of a bond no adequate remedy may be available to Davis as a result of a violation by ITT or the Current Owner of the provisions of this
Section 12. Accordingly, the parties agree that in the event of such a violation, Davis shall be entitled to seek injunctive relief.

     13. Notices. Any notice or requests to or from the parties must be in writing and addressed as set forth below and will be effective only upon receipt.

         To Davis:       c/o Davis Companies
                         2121 Avenue of the Stars Suite 2950
                         Los Angeles, California 90067
                         Attn: Michael Colleran

         with a copy to: Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois 60661
                         Attn: David J. Bryant, Esq.

         To ITT or the   Mr. Rand Araskog
         Current Owner:  Chairman
                         ITT Sheraton Corporation
                         c/o ITT Corporation
                         1330 Avenue of the Americas
                         New York, New York 10019

         with copies to: ITT Corporation
                         1330 Avenue of the Americas
                         New York, New York 10019
                         Attn: Patrick L. Donnelly, Esq.

                                  and

                         Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York 10019
                         Attn: Kevin Grehan, Esq.

     14. Definitive Agreement; Legal Effect.

          a.  Upon  execution  of  this  letter,   the  parties  shall
negotiate in good faith the terms and conditions of a mutually acceptable Venture Agreement and definitive agreement governing the formation of the land Venture and a definitive agreement governing the purchase of

Mr. Rand Araskog
August 1, 1997
Page 11

the Property (including customary warranties, covenants, conditions and remedies for a transaction of this nature) (the "Purchase Agreement") and the Vacant Land Purchase Agreement. If after having used good faith efforts to do so, the parties can not agree on a Venture Agreement or a Purchase Agreement or documents relating to the Land Venture or a Vacant Land Purchase Agreement by the expiration of the Due Diligence Period, this letter shall be of no further force and effect and neither party shall have any liability to the other.

          b. Except for the provisions of Sections 8a. and b., 11, and 12a. hereof, this letter is not, and shall not be construed to be, a binding contract between the parties. This letter constitutes the preliminary expression of intent of the parties hereto with respect to the performance of due diligence, the negotiation of a mutually acceptable Venture Agreement, Purchase Agreement, documents relating to the Land Venture and Vacant Land Purchase Agreement and the consummation of the transaction herein set forth and does not address, and is not intended to address, numerous points customarily included in a Venture Agreement, Purchase Agreement, documents relating to the Land Venture and Vacant Land Purchase Agreement. Despite intervening negotiations and preliminary or final agreement as to the individual points, the parties agree that until such time as a Venture Agreement, Purchase Agreement, documents relating to the Land Venture and Vacant land Purchase Agreement are fully executed by and delivered to both parties, no final agreement or contract shall exist between the parties.

     15. Guaranties. The obligations of ITT Subsidiary under the Venture Agreement and the documents relating to the Land Venture including, without limitation, the "put" obligations under Section 4b. and Section 7 hereof and the obligation to pay liquidated damages under Section 2d. hereof shall be guaranteed by ITT and the obligations of Davis under the Venture Agreement and the documents relating to the Land Venture shall be guaranteed by The Davis Companies.

     16. Other Matters. If a Change of Control (as defined below) occurs prior to the Closing Date then Davis will have the right to terminate the Purchase Agreement, the Venture Agreement, the documents relating to the Land Venture and the Vacant Land Purchase Agreement without any liability to Davis and upon such termination the escrow agent shall also return to Davis its $15 million deposit. If a Change of Control occurs after the Closing Date then Davis shall have the option of terminating the Management Agreement between the Manager and the Owner Venture and the Management Agreement between the New Casino Manager and the Land Venture, in each case without payment of any consideration. A "Change of Control" shall mean, at the relevant time,
(i) any event resulting in any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 35% of the total voting power of all classes of capital stock of the ultimate parent, at the relevant time, of the Current Owner then outstanding and entitled to vote generally in elections of directors ("Voting Stock") and such beneficial ownership was acquired within a period of two years following a tender offer by such person (or any of its affiliates) for shares of Voting Stock of such parent of the Current Owner or a solicitation of proxies with respect to Voting Stock of such parent of the Current Owner by such person, if, in either case, such tender offer or solicitation of proxies was not

Mr. Rand Araskog
August 1, 1997
Page 12


approved by a majority of the Board of Directors of such parent of the Current Owner in office at the time such tender offer or proxy solicitation was commenced, or (ii) a majority of the Board of Directors of the ultimate parent, at the relevant time, of the Current Owner being constituted of individuals who were elected pursuant to a solicitation of proxies with respect to Voting Stock of such parent of the Current Owner, if such solicitation of proxies was not approved by a majority of the Board of Directors of such parent of the Current Owner in office at the time such solicitation of proxies was commenced.

     These "Change of Control" provisions have been demanded by Davis as an integral element of this transaction. In determining the Purchase Price and in making its decision to participate in this transaction, Davis relied on these "Change of Control" provisions.

     17. Tax Matters. Notwithstanding that the transactions contemplated by this letter are nominally referred to as purchases and sales of the Property and the Vacant Land to the Owner Venture and the Land Venture, respectively, the parties agree to negotiate in good faith alternative structures for these transactions (which may include a contribution of the Property and the Vacant Land to the Owner Venture and the Land Venture, respectively) which are not intended to affect the basic business terms of the transactions but which are intended to address ITT's and the Current Owner's federal, state and local tax planning needs.

     18. Time for Acceptance. This letter of intent shall remain in full force and effect until 5:00 p.m. Central Standard Time, August 1, 1997, unless earlier accepted by ITT by delivering an executed copy hereof to the offices of Davis identified in Section 13 hereof. Acceptance may be by telecopy of an executed copy hereof.

Dated: August 1, 1997           DAVIS GAMING, L.L.C., a Delaware
                                limited liability company

                                By: MD NEVADA TRUST


                                    By: /s/ Marvin Davis
                                         Marvin Davis, as trustee



Accepted this 1st day of August, 1997.


ITT SHERATON CORPORATION,
a Delaware corporation


By:   /s/ Rand V. Araskog